September 19, 2017

Via Electronic Mail

Farmers New World Life Insurance Co.

3007 - 77th Ave., S.E.

Mercer Island, WA 98040

Attn: David Harrison

David.1.harrison@farmersinsurance.com

Dear Mr. Harrison:

As you may be aware, effective December 30, 2016, substantially all of the assets of Calvert Investment Management, Inc. (f/k/a/ Calvert Asset Management Company Inc.) (“CIM”) were acquired by Eaton Vance Management (“Eaton Vance”) acting through its newly-created subsidiary, Calvert Research and Management (“CRM”). Upon the consummation of the transaction, the advisory agreements through which CIM managed each series of the registered investment companies that together formed the Calvert Group of Mutual Funds (collectively the “Funds” and each a “Fund”) terminated automatically in accordance with the provisions of the Investment Company Act of 1940. At the same time, the Funds entered new distribution and shareholder servicing agreements with Eaton Vance affiliates. Accordingly , effective December 30, 2016, Calvert Investment Management, Inc., Calvert Investment Distributors, Inc. (f/k/a Calvert Distributors, Inc.), Calvert Investment Services, Inc. (f/k/a Calvert Shareholder Services, Inc.) and Calvert Investment Administrative Services Company, Inc. (f/k/a Calvert Administrative Services Company)(collectively ,the “Calvert Entities” and each a “Calvert Entity”) ceased all operations as the Funds’ advisor, distributor, shareholder servicing agent and administrative services agent, respectively.

Your Company , including any of its affiliates, had Participation Agreements to which one or more of the Funds and/or one or more of the Calvert Entities, were parties, and may have also had Servicing Agreements related to such Participation Agreements . These agreements include those identified in Exhibit A and, for the purposes of this letter agreement, any other unnamed agreement (e.g., Information Sharing, Rule 12b-1) with a Calvert Entity (each, a “Counterparty Agreement”). The term “Agreement” as used in this letter agreement comprises each Counterparty Agreement.

Given that the Calvert Entities have not provided services to the Funds since December 30, 2016, Calvert Investments, Inc. would like to formally memorialize the termination of each Agreement. Accordingly, please arrange for an authorized person of your Company and each applicable affiliate to execute this letter agreement and return a fully-executed pdf to me via email at andrew.niebler@calvertim.com for our records.

Notwithstanding any language to the contrary in the Agreements , by signing below the parties agree (i) to waive any applicable notice provision and accept notice at the address shown above in this letter agreement, (ii) to waive all required termination notice periods and accept termination of the Agreements effective as of December 30, 2016, and (iii) that no fees related (a) to any sales, servicing or any other activity occurring after December 30, 2016 or (b) to the termination of the Agreements (“Post - Termination Payments”) shall be due and payable by any Calvert Entity under the Agreements . Upon execution, the parties shall have no rights under the Agreements other than those rights and obligations that survive any termination, and excluding those related to Post-Termination Payments that have hereby been revoked. This agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signature page forwarded as an electronic image for attachment to an assembled document shall be deemed delivery of an original signature page.

Calvert VP Termination Letter - Farmers - 091917

Please contact me with questions at 301-280-1090 or andrew.niebler@calvertim.com.

Sincerely,

/S/ Andrew Niebler

Andrew Niebler
Senior Vice President and General Counsel

Acknowledged and Accepted on behalf of:

Name:	/s/ Erinn Bollinger
Print Name:	Erinn Bollinger
Title:	Head of Client Operations

Acknowledged and Accepted on behalf of:

Name:
Print Name:
Title:

Calvert VP Termination Letter - Farmers - 091917

EXHIBIT A

1.	Participation Agreement dated 3/28/2001, among Farmers New World Life Insurance Company, Calvert Variable Series, Inc. and Calvert Investment Distributors, Inc.

Calvert VP Termination Letter - Farmers - 091917